                            TIME BROKERAGE AGREEMENT
                            ------------------------

               THIS TIME BROKERAGE AGREEMENT (the "Agreement") is made as of this 30th day of December, 1998, by and between BENEDEK BROADCASTING CORPORATION, a Delaware corporation ("Programmer"), and AK MEDIA GROUP, INC., a Washington corporation ("Licensee").

               WHEREAS, Licensee is the owner, operator and licensee of television broadcast station KKTV(TV), Channel 11, Colorado Springs, Colorado (the "Station");

               WHEREAS, Licensee and Programmer have entered into as of the date hereof that certain Exchange Agreement (the "Exchange Agreement") relating to the sale by Licensee and the purchase by Programmer of all licenses, permits and other authorizations for the Station (collectively, the "FCC Licenses") issued by the Federal Communications Commission ("FCC") to Licensee and certain other assets related to the Station as well as the sale by Programmer and the purchase by Licensee of the FCC Licenses for KCOY, Santa Maria, California; and

               WHEREAS, Licensee holds an affiliation agreement authorizing it to broadcast programming of the CBS Television Network and various syndication agreements authorizing it to broadcast entertainment and news programming (the "Programming Agreements") and also provides locally produced news and public affairs programming for its community of license (collectively, the "Licensee Programming");

               WHEREAS, Programmer wishes to provide programming for broadcast on the Station, which may include, without limitation, original programs, syndicated programs, barter programs, paid-for programs, locally produced programs and advertising (the "Benedek Programming") and related management services, and Licensee desires to accept and broadcast the programming supplied by Programmer on the Station and such services, subject to the terms and conditions hereof; and

               WHEREAS, Programmer and Licensee, simultaneously with the execution of this Agreement, are entering into a Time Brokerage Agreement with respect to KCOY (the "KCOY TBA").

               NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the parties hereto have agreed and do agree as follows:

               1.      Programming and Transmission Services.

               (a) Subject to the provisions of this Agreement, Licensee agrees to make available to Programmer air time and transmission capabilities for the broadcast of Benedek Programming on the Station for up to twenty-four (24) hours per day, seven (7) days a week during periods when


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Licensee is not broadcasting Licensee Programming. Licensee may, in its discretion, assign any of the Programming Agreements, individually or in the aggregate, to Programmer during the term of this Agreement. If any Programming Agreement is assigned from Licensee to Programmer, programming provided under that Programming Agreement shall be considered to be part of the Benedek Programming.

               (b) Programmer shall assure that no contract or commitment for Programming arranged by Programmer shall give rise to any liability or obligation of Licensee; provided that Programmer shall promptly inform Licensee of each such contract and commitment and of the terms thereof and, if Licensee shall elect to assume any such contract or commitment, Programmer shall, in the event that the Exchange Agreement terminates without a Closing, upon the termination of the term of this Agreement arrange for the immediate assignment to Licensee of such contract or commitment and for the concurrent consent of each other party thereto to such assignment.

               2. Advertising Sales. Licensee shall timely fulfill all orders for advertising on the Station applicable to any of the Licensee Programming and Benedek Programming. In the event any such order calls for the placement of any advertising on the Station after the termination of the term of this Agreement without the consummation of the Exchange Agreement, Programmer shall if, and only if, and to the extent Licensee elects to fulfill such order, cooperate with Licensee to enable such advertising to be broadcast on the Station in accordance with the terms of such order and all revenues and accounts receivable relating to or arising from such orders shall be the sole and exclusive asset of Licensee.

               3. Payments. As consideration for the rights granted hereunder, Programmer hereby agrees to pay to Licensee in a timely manner the amounts referred to on Attachment I hereto (the "Fee"), in each case on the dates specified in said Attachment I. Anything to the contrary contained in this Agreement notwithstanding, in no event shall Programmer be entitled to delay payment of, reduce, or set off any claim against, any amount payable by Programmer under this Agreement, whether by reason of a breach or default by Licensee or otherwise.

               4. Term. The term of this Agreement shall begin on January 1, 1999 (the "Commencement Date"), and shall continue in force from that date for a period of three (3) months, except that it shall be automatically extended if the Closing (as defined in the Exchange Agreement) on the sale of the Station by Licensee has not occurred and the Exchange Agreement has not been terminated, until the earlier of the occurrence of (i) such Closing or (ii) the termination of the Exchange Agreement.

               5. Benedek Programming. Benedek Programming shall comply with the Station's Policy Guidelines attached on Exhibit A hereto, as the same may be reasonably amended by Licensee from time to time, and with the provisions of this Agreement, and, provided such compliance obligations are satisfied, shall be entertainment programming of Programmer's own selection, together with commercial matters, news, public service announcements and other


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programming suitable for broadcast on the Station. All actions or activities of
Programmer under this Agreement, and Benedek Programming shall be in accordance with: (a) the Communications Act of 1934, as amended; (b) the rules, requirements and policies of the FCC, including, without limitation, the FCC's rules on children's television programming, plugola/payola, lotteries and contests, hoaxes, station identification, minimum operating schedule, sponsorship identification, political programming and political advertising rates; (c) all applicable federal, state and local laws, regulations and policies (collectively, "Applicable Government Regulations"); and (d) generally accepted quality standards of the television broadcast industry. In the event that Licensee determines, based on the exercise of Licensee's good faith reasonable business judgment, that Programmer has failed to comply in any material respect with any of the standards provided for in this Agreement, Licensee may suspend or cancel any Benedek Programming not in compliance. In the event of any such suspension or cancellation, Programmer shall retain the right to use the Benedek Programming and to authorize the use of such Benedek Programming in any manner and in any media whatsoever.

               6. Preemption. Licensee reserves the right in its discretion, and without liability, to preempt, delay or delete any of the broadcasts of the Benedek Programming and to broadcast in substitution such other programming which, in Licensee's judgment, is of greater local or national importance. In all such cases (except for those involving breaking news), Licensee shall use reasonable efforts to provide Programmer with at least twenty-four (24) hours notice of Licensee's intention to preempt, delay or delete such Programming. Programmer agrees to cooperate in the airing of Licensee's substitute programming, including the use of Programmer's personnel and equipment as reasonably required.

               7. Advertising and Programming Revenues. Programmer shall be entitled to all advertising and promotion-related revenues, and all accounts receivable, in respect thereof, arising from the sale of advertising time on the Benedek Programming and the Licensee Programming, or utilized by Programmer and arising under those Programming Contracts assumed by Licensee pursuant to this Agreement, and in fact broadcast during the term hereof. Programmer shall be responsible for payment of all agency commissions and the commissions payable to any sales representative engaged by Programmer for the purpose of selling advertising within the Benedek Programming. Licensee shall collect all advertising and promotion-related revenues on behalf of Programmer and remit such revenues to Programmer as specified in Attachment I hereto. Licensee and Programmer each shall have the right, at its own expense, to seek copyright royalty payments for its own programming. Subject to compliance with applicable laws, Programmer may sell advertising on the Station in combination with the sale of advertising on other television or radio stations.

               8. Station Facilities. Subject to the terms and conditions set forth in this Agreement, Licensee hereby agrees to make the facilities of the Station that are owned or leased by Licensee ("Licensee Station Facilities") available to Programmer twenty-four (24) hours a day, seven (7) days per week for operation and broadcast. Licensee shall perform reasonable and customary


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maintenance of all Licensee Station Facilities and equipment and in furtherance of its obligations to comply with applicable FCC rules, regulations and policies, and Licensee's obligations set forth in this Paragraph. Any downtime in the Licensee Station Facilities occasioned by any such maintenance shall not be deemed to be a default or violation by Licensee.

               9. Right of Access. Licensee shall provide Programmer with access at all times to its owned and leased property used for the Station's operations to conduct, at Programmer's expense, all activities for which such property is currently used and permitted to be used. Licensee shall have access at all times to its equipment and facilities used in conjunction with the production and broadcast of the Licensee Programming so as to permit Licensee to operate and control the Station and to broadcast the Benedek Programming and Licensee Programming as provided herein. Programmer shall have the right, upon Licensee's express prior written consent, such consent not to be unreasonably withheld, to install and maintain at the Licensee Station Facilities, at Programmer's expense, any microwave studio/transmitter relay equipment, telephone lines, transmitter remote control, monitoring devices or any other equipment necessary for the proper transmission of the Programming on the Station, and Licensee and Programmer shall take, at Programmer's expense, all steps reasonably necessary to prepare and file any applications with the FCC to effectuate such proper transmission.

               10. Force Majeure. Any failure or impairment of the Licensee Station Facilities or any Station equipment or services or any delay or interruption in the broadcast of the Benedek Programming, or failure at any time by Licensee to furnish the Licensee Station Facilities, or any station equipment or services, in whole or in part, for the broadcast of the Benedek Programming or otherwise, due to acts of God, strikes, or threats thereof or force majeure, or due to causes beyond the control of Licensee, shall not constitute a breach of this Agreement, and Licensee shall not be liable to Programmer.

               11. Equipment. The parties agree that Licensee shall retain title to all of the KKTV Assets (as such term is defined in the Exchange Agreement) until the Closing of the Exchange Agreement. Programmer shall hold title to any new equipment or assets purchased or otherwise acquired by Programmer for the Station during the term of this Agreement; provided that in the event the term of this Agreement shall end and the Closing under the Exchange Agreement shall not then have occurred, any equipment or asset obtained as a replacement for any equipment or assets of Licensee without the express written consent of Licensee automatically shall become and hereinafter be deemed owned by Licensee, and, in the case of any such replacement items so consented to, Licensee shall have the right to purchase the same at the net book value thereof, in each case free and clear of all Liens (as defined in the Exchange Agreement). Programmer shall execute and deliver to Licensee all instruments necessary to effectuate the foregoing.

               12. Licensee Control of Station. Notwithstanding anything to the contrary in this Agreement, Licensee shall have full authority, control and power over the operation of the Station during the term of this Agreement. Licensee shall retain control over the policies, programming,


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finances, personnel and operations of the Station, including, without limitation, the right to accept or reject any Programming or advertisements, and the right to take any other actions necessary for compliance with Applicable Government Regulations. Licensee shall be responsible to the Federal Communications Commission for the Station's compliance with all Applicable Government Regulations, including but not limited to FCC requirements with respect to ascertainment of the problems, needs and interests of the community, public service programming, children's programming, political broadcasting, main studio staffing, maintenance of public inspection files, and maintenance of appropriate Emergency Alert System equipment, in all cases without intending to limit any compensation, reimbursement or other obligations of Programmer under this Agreement. Programmer shall provide Licensee with all necessary information with respect to the Benedek Programming that is responsive to the problems, needs and interests of the community, and shall assist Licensee in all reasonable respects requested by Licensee in the preparation of information to enable Licensee to prepare records, reports and logs required by the FCC or other local, state or federal governmental agencies. All correspondence (including e-mail) from members of the public concerning the Station's programming shall be provided to the Licensee.

               13. Responsibility for Employees and Expenses. During this term of this Agreement, Licensee hereby agrees to employ no fewer than two full-time employees for the Station, one of whom shall be a management level employee, both of whom shall report to and be accountable solely to Licensee, and who shall be ultimately responsible for the day-to-day operations of the Station. Programmer shall not employ or seek to employ any of Licensee's current employees without Licensee's express written consent. Licensee shall be responsible for paying the salaries, payroll taxes, health insurance and other employment related costs for all personnel employed by Licensee with respect to the Station. Effective the date of this Agreement, Programmer shall employ and be responsible for all personnel, equipment and facilities used in the production of the Benedek Programming (including, without limitation, salespeople, traffic personnel and programming staff), except for those personnel whom Licensee elects to employ and who shall be covered by the immediately preceding sentence. All Programmer personnel shall be subject to the supervision and the direction of Licensee's designated personnel in connection with the performance of their duties at the Station. Licensee shall be responsible for all expenses of Licensee related to the operation of the Station and the Licensee Station Facilities and the Station's equipment. Licensee shall also be responsible for income taxes relating to Licensee's earnings from this arrangement. Programmer shall pay promptly when due all copyright fees attributable to Benedek Programming broadcast on the Station during the term of this Agreement.

               14. Compliance with Law. Programmer agrees that, throughout the term of this Agreement, Programmer shall comply with all laws and regulations applicable to the conduct of Programmer's business and activities, including all Applicable Government Regulations.

               15. Payola/Plugola/EEO. Programmer agrees that it shall not accept, and shall not permit any of its employees to accept, any consideration, compensation, gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission,


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discount, bonus, materials, supplies or other merchandise, services or labor, whether or not pursuant to written contracts or agreements between Programmer and merchants or advertisers, unless the payer is identified in the Benedek Programming as having paid for or furnished such consideration, in accordance with FCC requirements. Programmer agrees that, on an annual basis, or more frequently at the request of Licensee, it will execute and provide Licensee with affidavits regarding payola/plugola compliance in such form and substance as Licensee shall reasonably require. Programmer shall comply with all equal employment opportunity regulations and policies (including but not limited to those of the FCC) to the extent such regulations and policies apply, or may in the future be deemed to apply, to the employment practices of Programmer's personnel assigned to duties in connection with the operation of the Station; and Programmer shall timely provide Licensee with all information that may be necessary or appropriate to comply with any reporting obligations of the FCC pursuant to such regulations or policies.

               16. Political Advertising. Licensee shall retain full responsibility for overseeing compliance with the FCC's political programming policies and regulations, including setting political advertising rates for the Station and determining which legally qualified political candidates and races shall have reasonable access to political advertising on the Station. At least 90 days prior to the beginning of any primary or general election period, Licensee will set the rates to be charged legally qualified political candidates to ensure that the rate conforms with applicable election law and policies. Programmer agrees to provide Licensee with access to its documentation concerning the pricing of advertising sold on the Station as is necessary to permit Licensee to ascertain that the political rate is appropriate. Within 24 hours of any request to purchase time on the Station on behalf of a legally qualified candidate, Programmer will report the request and its disposition to Licensee and obtain Licensee's approval to such disposition, which approval shall not be unreasonably delayed or conditioned. Licensee shall be responsible for placing appropriate records in the Station's political file.

               17. Indemnification. Programmer hereby agrees to indemnify and hold harmless each entity comprising Licensee and all members and partners thereof, and all members, partners, shareholders, directors, officers, agents, employees, successors, and assigns of any of the foregoing against all liability, damages, cost and expense (including without limitation reasonable attorney's fees) suffered or incurred by any of them for, or arising out of, or by reason of (a) libel, slander, illegal competition or trade practice, infringement of trade marks, trade names, or program titles, violation of rights of privacy, infringement of copyrights and proprietary rights and other liabilities resulting from or relating to the broadcast of any Benedek Programming, and (b) all other matters arising out of or related to Programmer's activities involving the Station or use of any of the Licensee Station Facilities and/or any equipment or assets of the Station. Licensee hereby agrees to indemnify and hold harmless Programmer and its directors, officers, agents, employees, successors, and assigns against all liability arising out of liabilities of the type described in clause (a) of the first sentence of this Paragraph that arise as a result of Licensee's alteration of any Benedek Programming prior to broadcast by Licensee which alteration is not consented to by Programmer.

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Programmer's and Licensee's obligations under this Paragraph 15 shall survive any termination of this Agreement until the expiration of all applicable statutes of limitation.

               18. Events of Default; Cure Periods and Remedies. (a) The following shall, after the expiration of the "applicable cure periods," constitute events of default under the Agreement ("Events of Default"):

                (1) Programmer's failure to timely pay any consideration provided for in this Agreement or any amount then due under this Agreement or the Exchange Agreement;

                (2) The default by any party hereto in the material observance or performance of any material covenant or agreement contained herein; provided, however, that any failure of Licensee to comply with Applicable Government Regulations shall not be deemed to be a default of a material covenant or agreement by Licensee if Programmer has failed to provide information or cooperation to Licensee concerning Benedek Programming that could have allowed Licensee to avoid such noncompliance, or any other act or omission, or any instruction or request to station personnel, by Programmer is a basis or cause of such failure to comply with Applicable Government Regulations;

                (3) Any party (1) shall make a general assignment for the benefit of creditors, or (2) files or has filed against it a petition for bankruptcy, for reorganization, or for the appointment of a receiver, trustee or similar creditors' representative for the property or assets of such party under any federal or state insolvency law, which, if filed against such party, has not been dismissed or discharged within sixty (60) days thereof;

                (4) The default by any party hereto (after the expiration of all applicable cure periods) in the material observance or performance of any material covenant or agreement contained in the Exchange Agreement which entitles the other party to terminate the Exchange Agreement.

               (b) Cure Periods. An Event of Default under 17(a) above shall not be deemed to have occurred until thirty (30) business days after the non-defaulting party has provided the defaulting party with written notice specifying the event or events that if not cured would constitute an Event of Default. The Event of Default which is subject to a cure period hereunder shall not be deemed to have occurred if actions necessary and sufficient to cure are taken during the relevant cure period.

               (c) Right of Termination. In addition to other remedies available at law or equity, but subject to the requirements and limitations set forth herein, this Agreement may be terminated as set forth below by either Licensee or Programmer by written notice to the other upon the occurrence of the following:

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                (1) this Agreement is declared invalid or illegal in whole or substantial part by an order or decree of an administrative agency or court of competent jurisdiction and such order or decree has become final and no longer subject to further administrative or judicial review;

                (2) an Event of Default by the other party has occurred and the party seeking to terminate is not then in material default or breach hereof;

                (3) the termination of the Exchange Agreement;

                (4) the termination of the KCOY TBA;

                (5) the mutual consent of all parties; or

                (6) there has been a material change in FCC rules, policies or precedent that would cause this Agreement to be in violation thereof and such change is in effect and not the subject of a timely appeal or further administrative review, provided that in such event the parties shall first negotiate in good faith and attempt to agree on an amendment to this Agreement that will provide the parties with a valid, binding and enforceable agreement that conforms to the new FCC rules, policies or precedent.

               (d) Termination Requirements and Procedures. Unless otherwise mutually agreed by Programmer and Licensee, any termination of this Agreement shall, at the election of Licensee, not become effective until the effective date specified by Licensee which shall not be more than ninety (90) days after notice of termination is provided by Programmer or Licensee.

               (e) Liabilities Upon Termination. Upon termination of this Agreement for any reason, Programmer shall be responsible for all liabilities, debts and obligations of Programmer accrued from the purchase of air time and/or transmission services and all Benedek Programming, including, without limitation, accounts payable, barter agreements and unaired advertisements, but not for Licensee's federal, state, and local tax liabilities associated with Programmer's payments to Licensee as provided for herein. With respect to Programmer's obligations to broadcast programming, advertisements and other material over the Station after termination hereunder, Licensee may propose compensation to Licensee for meeting these obligations, but Licensee shall be under no duty to propose such compensation or to perform such obligations and Programmer shall accept any such proposal by Licensee which is reasonable and equitable under the circumstances and cooperate with Licensee to effectuate such performance. In no event shall Licensee be under any obligation to make available to Programmer any broadcast time or broadcast transmission facilities and all amounts accrued or payable to Licensee up to the date of termination which have not been paid shall immediately become due and payable.

               (f) Survival. Anything to the contrary contained in this Agreement notwithstanding, all obligations under this Agreement accrued or arising prior to or by reason of the termination of


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this Agreement shall survive such termination and the following provisions shall also survive any such termination: Paragraphs 1(b), (c), (d) and (e) (with respect to periods prior to the effective date of such termination), 2, 6, 7, 10, 12, 15, 16, 19.3 and 20.

               19. Responsive Programming, Programmer and Licensee mutually acknowledge their interest in ensuring that the Station serve the needs and interests of the residents of their communities of license, and the surrounding service areas and agree to cooperate in doing so. Licensee may request, and Programmer shall provide, information concerning such of Benedek Programming that is responsive to community issues so as to assist Licensee in the satisfaction of its public service programming obligations.

               20. Time Brokerage Challenge. If this Agreement is challenged in whole or in part at the FCC or in another administrative or judicial forum, whether or not in connection with the Station's license renewal application, counsel for Licensee and counsel for Programmer shall, at their joint expense, jointly defend the Agreement and the parties' performance hereunder throughout all such proceedings. If portions of this Agreement do not receive the approval of the FCC's staff, or the Agreement receives such approval with conditions that are adverse to Licensee or Programmer, then the parties shall endeavor in good faith to reform the Agreement as necessary to satisfy the FCC staff's concerns, while preserving the respective benefits to and without increasing the respective obligations of the parties, or seek reversal of the staff decision and approval from the full Commission on appeal.

               21. Programmer's Representations, Warranties and Covenants. Programmer makes the following additional representations, warranties and covenants:

                (a) Compliance with Applicable Law. Programmer's performance of its obligations under this Agreement and its furnishing of Benedek Programming shall be in compliance with, and shall not violate or cause Licensee to violate any applicable laws or any applicable rules, regulations, or orders of the FCC or any other governmental agency.

                (b) Handling of Complaints. Programmer shall promptly advise Licensee of any public or FCC complaint or inquiry that Programmer receives concerning the Benedek Programming and shall cooperate with Licensee and take all actions as may be reasonably requested by Licensee in responding to any such complaint or inquiry.

                (c) Copyright and Licensing. Programmer shall not broadcast on the Station any material in violation of the Copyright Act.

                (d) Insurance. Programmer shall maintain throughout the term of this Agreement general liability insurance and errors and omissions insurance covering broadcasts made on the Station, and shall name Licensee as an additional insured on such insurance policies.


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                (e) Information for FCC Reports. Upon request by Licensee,
        Programmer shall provide in a timely manner any such information in its possession that shall enable Licensee to prepare, file or maintain the records and reports required by the FCC.

               22. Miscellaneous.

               (a) Certain Limitations. Anything to the contrary contained in the Agreement notwithstanding:

                (1) in the event the Closing under the Exchange Agreement shall occur, Licensee shall have no liability or obligation whatsoever under this Agreement, whether for matters arising prior to such Closing or otherwise.

                (2) Programmer's sole remedy for any breach or default by Licensee under this Agreement shall be such rights as Programmer may have under the Exchange Agreement upon the termination thereof.

                (3) Nothing herein, express or implied, is intended or shall be construed to confer upon or give to any person or entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

               (b) Amendment; Waiver. No modification, amendment or waiver of any provision of this Agreement shall in any event be effected unless the same shall be in writing and signed by the party adversely affected by the waiver or modification, and then such waiver and consent shall be effective only in the specific instance and for the purpose for which given.

               (c) No Waiver; Remedies Cumulative. No failure or delay on the part of Licensee or Programmer in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. Except as otherwise provided in this Agreement or in the Exchange Agreement, the rights and remedies of Licensee and Programmer herein provided are cumulative and are not exclusive of any right or remedy which Licensee or Programmer may otherwise have.

               (d) Construction. This Agreement shall be construed in accordance with the laws of the State of California, excluding the choice of law rules thereof.

               (e) Headings. The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.

               (f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement shall

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be assignable only to the same extent as and solely in connection with any assignment of the Exchange Agreement permitted pursuant to the terms thereof.

               (g) Notices. Any notice required hereunder shall be in writing and any payment, notice or other communication shall be deemed given when delivered personally, or mailed by certified mail or Federal Express, postage prepaid, with return receipt requested:

               If to Licensee:

               AK Media Group, Inc.
               1301 Fifth Avenue, Suite 4000
               Seattle, WA 98101
               Attn:  Mr. Denis M. Curley

               With a copy to:

               Rubin, Winston, Diercks, Harris & Cooke, LLP
               1333 New Hampshire Avenue, N.W., Suite 1000
               Washington, D.C.  20036
               Attn: James L. Winston, Esq.

               If to Programmer:

               Benedek Broadcasting Corporation
               100 Park Avenue
               Rockford, Illinois 61101
               Attn: President

               With a copy to:

               Shack & Siegel, P.C.
               530 Fifth Avenue
               New York, New York 10036
               Attn: Paul S. Goodman, Esq.

               (h) Entire Agreement. This Agreement, together with the Exchange Agreement and the Schedules, Attachments and Exhibits hereto and thereto, embody the entire agreement between the parties and there are no other agreements, representations, warranties, or understandings, oral or written, between them with respect to the subject matter hereof.

               (i) Severability. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable, this Agreement shall be construed as if


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such invalid, illegal or unenforceable provisions had not been contained herein, subject to the termination rights contained in Paragraph 16 hereof.

               (j) Signatures. This Agreement may be signed in one or more counterparts, each of which shall be deemed a duplicate original, binding on the parties hereto notwithstanding that the parties are not signatory to the original or the same counterpart. This Agreement shall be binding and effective as of the date on which the executed counterparts are exchanged by the parties. The parties agree to be bound upon the exchange of signature pages transmitted by facsimile; provided, however, upon execution of this Agreement, Programmer agrees to send to Licensee and Licensee agrees to send to Programmer, the original signature pages via overnight delivery.


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        IN WITNESS WHEREOF, the parties have executed this Time Brokerage
Agreement as of the date first above written.

                                             BENEDEK BROADCASTING CORPORATION

                                             By: /s/ K. James Yager
                                                 ------------------------------
                                             Name: K. James Yager
                                             Title: President


                                             AK MEDIA GROUP, INC.


                                             By: /s/ Denis Curley
                                                 -------------------------------
                                             Name: Denis Curley
                                             Title:  Secretary/Treasurer


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                            TIME BROKERAGE AGREEMENT

                                  ATTACHMENT I

        1. Programmer shall pay to Licensee during each month of the term of this Agreement an amount equal to one-twelfth of the Station's actual 1998 broadcast cash flow (as such term is commonly understood in the broadcasting industry) (the "Fixed Fee Amount"), plus the following:

                a. The amount of all salaries, commissions and other compensation, payroll, taxes, health insurance and other fringe benefits and other employment-related costs and expenses for or with respect to all employees of the Station in respect of and/or allocable to the term of this Agreement (the "Employment Related Amount"); and

                b. An amount equal to all costs and expenses incurred by Licensee in connection with operating the Station (including, without limitation, lease payments, utilities, taxes, programming fees, sales representatives' commissions, Programming Agreement charges and all other fees and expenses) in respect of and/or allocable to the term of this Agreement.

        2. The fees, costs and expenses referred to above shall be termed, collectively, the "Time Brokerage Fee." The Fixed Fee Amount for each calendar month during the term of this Agreement shall be paid within 10 days after the end of each such month. The Employment Related Amount for each calendar month for each calendar month during the term of this Agreement shall be paid in arrears within 10 days after the end of each such month. Programmer shall pay all other amounts payable by Programmer as contemplated by this Attachment I within 10 days of invoicing by Licensee therefor.

        3. Licensee shall collect all accounts receivable relating to the Station and the KKTV Assets (as such term is defined in the Exchange Agreement) and shall be responsible for the payment of all costs and expenses relating to the ownership and operation of the Station and the KKTV Assets, in each case, for the period through December 31, 1998. All such accounts receivable arising out of operation of the Station and the KKTV Assets prior to 12:01 a.m. Pacific time on the Commencement Date (the "Licensee's Term") shall belong to the Licensee. All such accounts receivables arising out of operation of the Station and the KKTV Assets on or after 12:01 a.m. Pacific time on the Commencement Date through the expiration of this Agreement (the "TBA Term") shall belong to the Programmer. Licensee acknowledges that Programmer has granted a security interest in and lien upon all of its accounts receivables, including the accounts receivables arising out of the operation of KKTV on or after the Commencement Date, to Bankers Trust Company, as agent for lenders to Programmer under an Amended and Restated Credit Agreement dated as of December 17, 1997. All costs and expenses relating to the operation of the Station and the KKTV Assets during the Licensee's Term shall be borne by Licensee. All costs and expenses relating to the operation of the Station and the KKTV Assets during the TBA Term shall be borne by Programmer. Accounts receivable, costs and expenses arising from contracts or services for


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periods covering both the Licensee's Term and the TBA Term shall be prorated according to each term. Such prorations shall include, without limitation, all ad valorem, real estate and other property taxes, business and license fees, lease payments, rents, wages and salaries of employees (including accruals for bonuses, commissions, and vacation pay), workers compensation premiums, utility expenses, water and sewer use charges, time sales agreements, pre-paid fees and expenses to the extent Programmer has received a benefit thereof, and all other income and expenses attributable to the operation of the Station. Programmer acknowledges, however, that the consideration for the Station includes payment for the contracts and commitments of Licensee relating to motion pictures and other programming and for barter receivables arising in connection with trade-out agreements and that no further payment to Licensee or proration shall be due in respect thereof, except that Licensee shall be responsible for all payments relating to such contracts due pursuant to the contracts therefor prior to the Commencement Date. Within 15 days after the end of each month after the Closing Date (as such term is defined in the Exchange Agreement), Licensee will provide Programmer with a written report on account receivables collections made and costs and expenses paid for such month. On the Closing Date, Licensee and Programmer shall settle any amounts owed to the other.


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                            TIME BROKERAGE AGREEMENT

                                    EXHIBIT A

                 BROADCAST STATION PROGRAMMING POLICY STATEMENT

The following sets forth the policies generally applicable to the presentation of programming and advertising over Television Station KKTV(TV), Colorado Springs, Colorado. All programming and advertising broadcast by the Station must conform to these policies and to the provisions of the Communications Act of 1934, as amended (the "Act"), and the Rules and Regulations of the Federal Communications Commission ("FCC").

STATION IDENTIFICATION

The Station must broadcast a Station identification announcement once an hour as close to the hour as feasible in a natural break in the programming. The announcement must include (1) the Station's call letters; followed immediately by (2) the Station's city of license.

BROADCAST OF TELEPHONE CONVERSATIONS

Before recording a telephone conversation for broadcast or broadcasting such a conversation simultaneously with its occurrence, any party to the call must be informed that the call will be broadcast or will be recorded for later broadcast, and the party's consent to such broadcast must be obtained. This requirement does not apply to calls initiated by the other party which are made in a context in which it is customary for the Station to broadcast telephone calls.

SPONSORSHIP IDENTIFICATION

When money, service, or other valuable consideration is either directly or indirectly paid or promised as part of an arrangement to transmit any programming, the Station at the time of broadcast shall announce (1) that the matter is sponsored, either whole or in part; and (2) by whom or on whose behalf the matter is sponsored. Products or services furnished to the Station in consideration for an identification of any person, product, service, trademark or brand name shall be identified in this manner.

In the case of any political or controversial issue broadcast for which any material or service is furnished as an inducement for its transmission, an announcement shall be made at the beginning and conclusion of the broadcast stating (1) the material or service that has been furnished; and (2) the person(s) or association(s) on whose behalf the programming is transmitted. However, if the broadcast is 5 minutes duration or less, the required announcement need only be made either at its beginning or end.


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Prior to any sponsored broadcast involving political matters or controversial issues, the Station shall obtain a list of the chief executive officers, members of the executive committee or board of directors of the sponsoring organization and shall place this list in the Station's public inspection file.

The station, its personnel, or its programmers shall not accept or agree to accept from any person any money, service, or other valuable consideration for the broadcast of any matter unless such fact is disclosed to the Station so that all required Station identification announcements can be made. All persons responsible for Station programming must, from time to time, execute such documents as may be required by Station management to confirm their understanding of and compliance with the FCC's sponsorship identification requirements.

REBROADCASTS

The Station shall not rebroadcast the signal of any other broadcast Station without first obtaining such Station's prior written consent to such rebroadcast.

FAIRNESS

Station shall seek to afford coverage to contrasting viewpoints concerning controversial issues of public importance.

PERSONAL ATTACKS

The Station shall not air attacks upon the honesty, character, integrity or like personal qualities of any identified person or group. If such an attack should nonetheless occur during the presentation of view on a controversial issue of public importance, those responsible for programming shall submit a tape or transcript of the broadcast to Station management and to the person attacked within 48 hours, and shall offer the person attacked a reasonable opportunity to respond.

POLITICAL EDITORIALS

Unless specifically authorized by Station management, the Station shall not air any editorial which either endorses or opposes a legally qualified candidate for public office.

POLITICAL BROADCASTING

All "uses" of the Station by legally qualified candidates for elective office shall be in accordance with the Act and the FCC's Rules and policies, including without limitation, equal opportunities requirements, reasonable access requirements, lowest unit charge requirements and similar rules and regulations.

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OBSCENITY AND INDECENCY

The Station shall not broadcast any obscene material. Material is deemed to be obscene if the average person, applying contemporary community standards in the local community, would find that the material, taken as a whole, appeals to the prurient interest; depicts or describes in a patently offensive way sexual conduct specifically defined by applicable state law; and taken as a whole, lacks serious literary artistic, political or scientific value.

The Station shall not broadcast any indecent material outside of the periods of time prescribed by the Commission. Material is deemed to be indecent if it includes language or material that, in context, depicts or describes, in terms patently offensive as measured by contemporary community standards for the broadcast medium, sexual or excretory activities or organs.

BILLING

No entity which sells advertising for airing on the Station shall knowingly issue any bill, invoice or other document which contains false information concerning the amount charged or the broadcast of advertising which is the subject of the bill or invoice. No entity which sells advertising for airing on the Station shall misrepresent the nature or content of aired advertising, nor the quantity, time of day, or day on which such advertising was broadcast.

CONTESTS

Any contests conducted on the Station shall be conducted substantially as announced or advertised. Advertisements or announcements concerning such contests shall fully and accurately disclose the contest's material terms. No contest description shall be false, misleading or deceptive with respect to any material term.

HOAXES

The Station shall not knowingly broadcast false information concerning a crime or catastrophe.

EMERGENCY INFORMATION

Any emergency information which is broadcast by the Station shall be transmitted both aurally and visually or only visually.

LOTTERY

The Station shall not advertise or broadcast any information concerning any lottery (except any state lottery). The Station may advertise and provide information about lotteries conducted by non-profit groups, governmental entities and in certain situations, by commercial organizations, if and only if

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there is no state or local restriction or ban on such advertising or information and the lottery is legal under state or local law. Any and all lottery advertising must first be approved by Station management.

ADVERTISING

The Station shall comply with all federal, state and local laws concerning advertising, including without limitation, all laws concerning misleading advertising, and the advertising of alcoholic beverages.

PROGRAMMING PROHIBITIONS

Knowing broadcast of the following types of programs and announcements is prohibited:

        False Claims. False or unwarranted claims for any product or service.

        Unfair Imitation. Infringement of another advertiser's rights through plagiarism or unfair imitation of either program idea or copy, or any other unfair competition.

        Commercial Disparagement. Any unfair disparagement of competitors or competitive goods.

        Profanity. Any programs or announcements that are slanderous, obscene, profane, vulgar, repulsive or offensive, as evaluated by Station management.

        Violence. Any programs which are excessively violent.

        Unauthenticated Testimonials. Any testimonials which cannot be authenticated.

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